FOR IMMEDIATE RELEASE

October 12, 2011

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,  October 12, 2011…….Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 368,060 square foot industrial building located in the Interstate Commerce Center Industrial Park, Mondial Parkway, Portage County, Streetsboro, Ohio, at a purchase price of $19.6 million.  The property is net-leased through August 31, 2021 to Best Buy Warehousing Logistics, Inc.

The building is situated on 27.9 acres and is a brand new construction by Geis Development.

Michael P. Landy, COO, commented, “We are very pleased to announce this acquisition as it represents an excellent new tenant to our high quality roster. This brand new, Class A industrial building, constructed by Geis Development also represents an exciting new construction relationship for Monmouth. Geis builds very high quality industrial assets and therefore they represent an excellent fit to our existing portfolio. We anticipate that this will be the first of many acquisitions for us developed by Geis. This acquisition increases our gross leasable area to 7.9 million square feet.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company’s property portfolio now consists of sixty-six industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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